     PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	April 29	April 30
	2007	2006
Cash flows from operating activities:
Net income	$21,923	$14,958
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	47,840	44,921
Gain on sale of facility	(2,254)	-
Gain on sale of investments	(257)	-
Minority interest in income of consolidated subsidiaries	1,495	2,382
Consolidation, restructuring and related charges	-	11,426
Changes in assets and liabilities and other	2,798	(23,532)
Net cash provided by operating activities	71,545	50,155
Cash flows from investing activities:
Purchases of property, plant and equipment	(37,346)	(56,572)
Purchases of short-term investments	-	(32,819)
Proceeds from sales of investments and other	48,507	47,877
Proceeds from sale of facility	5,011	-
Acquisition of additional interest in PK Ltd.	-	(8,432)
Net cash provided by (used in) investing activities	16,172	(49,946)
Cash flows from financing activities:
Repayments of long-term debt	(87,087)	(4,725)
Proceeds from long-term debt	3,369	9,289
Proceeds from issuance of common stock	552	730
Net cash provided by (used in) financing activities	(83,166)	5,294
Effect of exchange rate changes on cash	(2,186)	1,330
Net increase in cash and cash equivalents	2,365	6,833
Cash and cash equivalents, beginning of period	129,425	196,049
Cash and cash equivalents, end of period	$131,790	$202,882
Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$(702)	$8,993